Exhibit 10.1

Steven P. Geiger, Ph.D.	1333 West Loop South Suite 1700
Vice President & Chief Administrative Officer	Houston, Texas 77027 Tel 713.300.8709

CAMERON

May 29, 2015

Gary M. Halverson

Subject: Agreement on Employment and Termination Benefits and Obligations

Dear Mr. Halverson:

This letter memorizes and embodies the terms of agreement between you and Cameron International Corporation ("Cameron" or "the Company") regarding your continued employment with Cameron, to include your title, responsibilities, benefits, and obligations. The terms of this letter agreement, all of which are subject to and conditioned upon the provisions set out below in the section titled "Non-Compete/Non-Solicitation and Confidentiality Agreement," are as follows:

Job Title & Responsibilities

•	As of May 31, 2015, your role and responsibilities as Group President DPS will end.

•	As of June 1, 2015, you will continue your employment as a Senior Vice President of Cameron reporting to the Chief Operating Officer and/or the Chief Executive Officer. As part of your duties, you are to provide guidance to the vice-president of wellhead and midstream process business.

Employment Status, Base Salary, Benefits and Perquisites

•	You will remain an employee of Cameron, receive your base salary as of the date of this letter agreement, and be eligible for all health and welfare benefits, to include health, life, and accidental death and disability insurance, financial planning, and club memberships, at the same level of coverage and membership for you and your family as are provided to Tier 1 executive officers of the Company through May 31, 2016, unless you are terminated for "Cause" or for engaging in "Detrimental Activity," as such terms are defined within your accepted October 16, 2014 "Cameron International Corporation Restricted Stock Unit Award Agreement (Including Non-Compete, Non Solicitation and Confidentiality Agreements)" and your accepted Stock Option and Performance Restricted Stock Unit award agreements (hereinafter the "Equity Agreements"), each and all of which are incorporated herein and as if fully set forth herein. If such termination occurs for either reason specified, it will be effective as of the date of that termination. To the extent that your employment under this letter agreement ends due to a for "Cause" termination or because you engage in "Detrimental Activity," then Cameron's obligations to you hereunder shall cease as of your termination date.

Gary M. Halverson
May 29, 2015

•	To the extent that Cameron fulfills its obligations hereunder, you agree to waive any eligibility you may have had to participate in the Company's Executive Severance Program.

MICP Participation

•	You will remain a participant in the Company's Management Incentive Compensation Plan ("MICP") through May 31, 2016.

•	Your 2015 MICP goals are the goals set out in your 2015 MICP participation letter dated on or about April 10, 2015, for the period through May 31, 2015, and your 2015 MICP goals for the balance of 2015, and your 2016 MICP goals, will be those of the Corporate Executive Leadership Team members, for example, the same metrics applicable to the CEO or COO.

•	For the avoidance of doubt, your 2016 MICP participation shall be prorated to that portion of 2016 through which you remain an employee.

Treatment of Outstanding Equity Awards

•	Your stock options, performance restricted stock units ("PRSUs"), and your time based restricted stock units ("RSUs") will continue to vest pursuant to the terms of your Award Agreements notwithstanding your employment status, age, years of service, and other requirements under such plans. You will receive the full grant amount of your awards for 2015, provided, however, any unvested PRSU awards for 2015 or prior years shall continue to be subject to the performance targets set out in your Notice of Award and will vest only in the amounts earned pursuant to the terms of the relevant grant.

•	You will have the full exercisability period for your vested stock options as provided for by the terms of your Award Agreements.

•	Depending on the degree of your performance against the objectives set out in Annex A hereto, Management will recommend to the Company's Compensation Committee an equity award for 2016 pro-rated to the number of months you are employed by the Company in 2016 as compared to the 36 month performance/vesting period of any such equity awards made to other employees.

Gary M. Halverson
May 29, 2015

•	You acknowledge that any and all equity awards for 2016 will be made at the sole discretion of the Compensation Committee and may not reflect any recommendations made by Management.

Non-Compete/Non-Solicitation and Confidentiality Agreement

•	You acknowledge your obligations to Cameron regarding non-competition and non-solicitation, as set forth within your accepted Equity Agreements and agree such obligations will continue throughout the term of your employment with Cameron or until May 31, 2016, whichever is the later to occur, at which time the non-competition and non-solicitation clauses will be of no further force or effect.

•	You understand and agree that Cameron expects you to continue to observe and comply with your contractual and legal obligations regarding confidentiality and that Cameron would view any unauthorized disclosure or use of Company confidential information, as defined and referenced in the Equity Agreements, as an actionable matter against you or any associated third parties. You acknowledge that Cameron's business, products and services are highly specialized, that it is essential that they be protected, and that this confidential information was and continues to be property of Cameron.

•	You acknowledge and agree that this letter agreement and its terms and conditions will remain confidential and that neither you nor any of your representatives will disclose or discuss the contents, terms, or conditions of this letter agreement except to your spouse, lending institutions, accountants, counsel, financial advisors, tax advisor(s), the Internal Revenue Service or other taxing authority, or as otherwise required by law or as required for the enforcement of this letter agreement. This confidentiality provision is contractual and the terms are material to this letter agreement.

•	Each and every obligation of Cameron to you set out within the terms of this letter agreement are expressly conditioned upon your execution and compliance with the terms of this letter agreement, including but not limited to the Non-Compete/Non-Solicitation and Confidentiality Agreement provisions referenced herein and more fully defined within your accepted Equity Agreements.

•	You agree that should you not sign this letter agreement, each and every obligation of Cameron to you set out in the terms of this letter agreement are null and void. You further agree that should you be terminated for Cause or engage in Detrimental Activity, any remaining obligation of the Company to you, including the payment of any MICP award, earned or unearned, is null and void, all unvested equity shall be forfeited and any equity which vests on or after the date of this letter agreement shall be repaid the Company.

Termination for Cause

•	You agree that nothing in this letter agreement will impair the Company's right and ability to terminate you for "Cause" or if you engage in "Detrimental Activity," assuming that your actions meet the definitions of those terms in the Equity Agreements. Further, as noted above, should the Company so terminate your employment for "Cause" or for engaging in "Detrimental Activity," you shall not be entitled to any compensation or benefits under this letter agreement, however, you will remain prohibited from engaging in any "Detrimental Activity" until May 31, 2016 (but no further), and from disclosing Company confidential information.

Gary M. Halverson
May 29, 2015

No Further Amounts Due

•	You agree and acknowledge that, assuming Cameron's fulfilling of its obligations hereunder, no further amounts or compensation will be due to you, of any nature whatsoever, including salary, severance pay or bonuses, pension, profit sharing benefits, health or welfare benefits, expense reimbursement, consulting, outplacement services, attorneys' fees, or for any other amount, except as set forth in this letter agreement.

•	You further agree that your Change in Control letter agreement, dated November 16, 2013, will terminate on May 31, 2016, and that no benefits thereunder shall be due you unless an "Effective Date," as defined in said Change in Control letter agreement, other than as described in subpart (v) thereof, shall have occurred prior to May 31, 2016.

Choice of Law and Venue

•	Cameron and you agree that this letter agreement shall be performed in Harris County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this letter agreement, without regard to the conflict of law principles of any jurisdiction. The Parties also agree that venue of any action to enforce the provisions of this letter agreement, or any document executed in connection herewith, shall be in Harris County, Texas. All Parties to this letter agreement hereby consent to personal jurisdiction in Harris County, Texas, and waive any objection to Harris County, Texas, being an inconvenient forum.

Entire Agreement

•
Except as specifically stated herein, this letter agreement constitutes the entire understanding and agreement between Company and you and supersedes prior understandings and agreements between us with respect to the subject matter within this letter agreement, and there are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between us which are not fully expressed or incorporated by reference herein, other than those which survive your retirement and termination of employment as provided by this letter agreement.  This letter agreement may not be changed by oral representations, and may only be amended by written instrument executed by you and an authorized representative of the Company.

Gary M. Halverson
May 29, 2015

If the above correctly sets out, in full, the terms and conditions between the Company and you regarding your continued employment by the Company, please sign and date both copies of this letter agreement, and keep one copy for your records and return the other copy to the Company.

Cameron International Corporation

      /s/ Steven P. Geiger
By:  Steven P. Geiger
Title:  Senior Vice President and
              Chief Administrative Officer

ACCEPTED AND AGREED

      /s/ Gary M. Halverson
Gary M. Halverson
Date:  May 29, 2015